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                                                                    Exhibit 10.1

                     TERM SHEET - BRYCE ENGEL ("EXECUTIVE")
Certain capitalized terms used in this Term Sheet have the meanings set forth in
                                   Schedule A.

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
POSITION:                     Chief Brokerage Operations Officer

AREAS OF RESPONSIBILITY:      Middle Office and Clearing; Institutional
                              Brokerage Services; Special
                              Operations Support; Order Routing
                              Member of Senior Operating Committee (SOC)

EFFECTIVE DATE:               November 1, 2007

REPORTING TO:                 Fred Tomczyk, Chief Operating Officer

COMPENSATION TARGETS - FY08   Base Salary                        $300,000
                              Target Bonus                       $500,000
                                 Target Bonus Cash Component $350,000 (70%) Target Bonus Equity Component $150,000 (30%)
                              Annual value of 2006 RSU grant     $333,331
                                                                 (Matures March
                                                                  2009)

                              Total Annual Compensation Target   $1,133,331

TERM: 12 months with automatic renewal for successive 12 month terms unless Executive or Company provides the other with written notice of intent not to renew no less than 60 days prior to expiration of the then-current term

EARLY TERMINATION:            In the event of Executive's termination during the
                              Term by the Company without Cause, by Executive for Good Reason, or In Connection with a Change of Control, Executive will be entitled to severance benefits as follows, subject to execution of Separation and Release of Claims Agreement:

                                   - Severance pay equal to 18 months of Base Salary

                                   -    Cash bonus payment equal to 1.5 times
                                        (18 months) FY 08 Target Bonus Cash
                                        Component

                                   -    FY 08 Target Bonus Cash Component
                                        pro-rated to date of termination

                                   -    Continued vesting of all prior equity
                                        grants as per normal schedule.

                                   -    COBRA coverage for 18 months; employer
                                        portion of premiums paid by TDA for
                                        first 12 months

                              If the Company reasonably determines that Code
                              Section 409A will result in the imposition of additional tax to an earlier payment of any severance or other benefits otherwise due to Executive on or within the 6 month period following Executive's termination, the severance benefits will accrue during such 6 month period and will become payable in a lump sum payment on the date 6 months and 1 day following the date of Executive's termination. All subsequent payments, if any, will be payable as provided above. Any severance payments will be subject to applicable withholdings.

CONTINUING OBLIGATIONS:       Executive to remain bound by obligations of
                              Non-Competition and Non-Solicitation for the 12 month period following termination of employment for any reason

Nothing herein is intended to alter the "at-will" nature of Executive's employment.

AGREED AND ACCEPTED:          Bryce Engel              Fred Tomczyk

                              /s/ Bryce Engel          /s/ Fred Tomczyk
                              ----------------------   -------------------------

                              Date                     Date

                              November 15, 2007        November 20, 2007
                              ----------------------   -------------------------
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                                   SCHEDULE A

                               CERTAIN DEFINITIONS

     As used in this Term Sheet, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

     "Base Salary" means Executive's annual rate of base salary during the Term.

     "Cause" means (i) the failure by Executive to substantially perform his duties, other than due to illness, injury or disability, which failure continues for ten days following receipt of notice from the Company specifying such failure; (ii) the willful engaging by the Executive in conduct which is materially injurious to the Company, monetarily or otherwise; (iii) misconduct involving serious moral turpitude to the extent that in the reasonable judgment of the Company, Executive's credibility or reputation no longer conforms to the standard of the Company's executives; or (iv) Executive's breach of any restrictive covenants to which he is subject.

     "Change of Control" shall have the meaning set forth in the LTIP.

     "Code" mean the Internal Revenue Code of 1986, as amended.

     "Company" means TD AMERITRADE Holding Corp. or any of its wholly-owned subsidiaries.

     "Good Reason" means (i) Executive is asked to report to a COO other than Fred Tomczyk; (ii) Executive is no longer a member of the SOC and is not offered a position in any replacement committee of an equal level of responsibility; provided that, in either event at the Company's discretion, the Executive remains employed for a minimum of three months from the date of notice of termination for Good Reason and assists in an orderly transition of duties.

     "In Connection with a Change of Control" means a termination of Executive's employment with the Company within 12 months following a Change of Control.

     "Non-Competition" means that, for a period of 12 months following termination of Executive's employment for any reason, Executive will not (without the Company's express consent) engage or participate in any business within the United States (as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling fro the rendition of personal services or acts of management, operation or control) which is engaged in any activities and for any business competitive with any of the primary businesses conducted by the Company or any of its Affiliates. The term "primary businesses" is defined as an on-line brokerage business, including active trader and long term investor client segments, and also includes any such other business formally proposed to be conducted by the Company during the 12 month period prior to Executive's date of termination (collectively a "Competitive Business"). Provided that this restriction will not restrict Executive from being employed by or consulting with a business, firm, corporation, partnership or other entity that owns or operates an on-line brokerage, provided that (i) the on-line brokerage business is de minimus as compared to its core business in terms of revenue and/or resources, and (ii) Executive's involvement with the company excludes, directly or indirectly, the on-line brokerage business during the 12 month non-competition period.

     "Non-Solicitation" means that, for a period of 12 months following termination of Executive's employment for any reason, neither Executive nor any business in which Executive may engage or participate in will:

     (i) knowingly (A) hire, solicit for hire or attempt to hire any employee of the Company, or (B) encourage any employee of the Company to terminate such employment. "Employee" means current employees as well as anyone employed by the Company within the prior 6 months from Executive's date of termination; provided, however, that this provision will not preclude any business in which Executive may engage or participate in from soliciting any such employee by

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          means of or hiring any such employee who responds to a public announcement by the business as long as Executive otherwise complies with subsections (A) and (B) above; or

     (ii) knowingly (A) induce any customer or vendor of the Company or of corporations or business which directly or indirectly are controlled by the Company to patronize any Competitive Business; (B) request or advise any customer or vendor to withdraw, curtail or cancel such customer's or vendor's business with the Company; or (C) compete with the Company or any of its Affiliates in merging with or acquiring any other company or business (whether by a purchase of stock or other equity interests, or a purchase of assets or otherwise) which is a Competitive Business.

In the event that any provisions of this Schedule should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.